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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     HARKEN OIL & GAS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: that at a duly held meeting of the Board of Directors of Harken Oil & Gas, Incorporated, resolutions were adopted setting forth a proposed addition and amendment to the Certificate of Incorporation of said corporation, declaring said addition and amendment to be advisable and calling a meeting of the Stockholders of said corporation for consideration thereof. The resolution setting forth the proposed addition and amendment is set forth as follows:

          RESOLVED, that the Certificate of Incorporation of the Company be, and the same is, hereby amended as follows, subject to the approval by the Shareholders of the Company at the next Annual Shareholders Meeting.

          THAT the following provision be added to the Certificate of Incorporation of the Company as a new Article Fifteen:

                                 ARTICLE FIFTEEN

               "To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

     SECOND: that thereafter, pursuant to resolutions of its Board of Directors, the Annual Meeting of Stockholders of said corporation was duly called and held on June 11, 1987 upon notice in accordance with Section 222 of the General Corporation Law of the State of

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     Delaware, at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation were voted in favor of the addition and amendment.

     THIRD: That said addition and amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware on June 11, 1987.

     IN WITNESS WHEREOF, said Harken Oil & Gas, Incorporated has caused this certificate to be signed by Larry E. Cummings, Vice President and attested by Julia Harvill, Assistant Secretary, this 30th day of June, 1987.

                                      HARKEN OIL & GAS, INCORPORATED



                                      By /s/ Larry E. Cummings
                                         ---------------------------------------
                                             Larry E. Cummings
                                             Vice President

ATTEST:

/s/ Julia Harvill
--------------------------
Julia Harvill,
Assistant Secretary

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